CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
YDI Wireless, Inc. and Subsidiaries
Falls Church, Virginia




We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-2 of our report dated January 23, 2004 (except for Note 19 as to which the date is March 16, 2004), relating to the financial statements which appear in YDI Wireless, Inc. and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.


/s/ BDO Seidman, LLP

BDO Seidman, LLP
Bethesda, Maryland
April 5, 2004